EXHIBIT 4.22

Strategic Cooperation Agreement

Agreement No.:

Date of Signature: October 26, 2021

Place of Signature: Hong Kong

Party A: AGM Technology Limited

Address: Room 02-3, 15/F, Connaught Harbourfront House, 185 Wan Chai Road, Wan Chai District, Hong Kong

Business Contact Person: Name:

Tel.:

E-mail Address:

Party B: Meten Holding Group

Address:

Business Contact Person: Name:

Tel.:

E-mail Address:

WHEREAS:

Based on the good trust and the long-term development strategy of both Parties, Party A and Party B decided to cooperate together in the field of hardware sales and equipment supply, blockchain software, hardware and business consulting services. Both Parties have formed a deep strategic partnership with excellent corporate philosophy and professionalism, and in the spirit of “mutual benefit, stability and permanence, high efficiency and quality”.

NOW, THEREAFTER after friendly consultation between the Parties, Party A and Party B have reached the following agreement:

1. Outline of Cooperation

1.1 Purpose of Cooperation

The purpose of cooperation between Party A and Party B is to create a win-win, sustainable strategic partnership through close cooperation between the Parties.

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1.2 Target of Cooperation

Both Parties believe that this strategic cooperation can help Party A and Party B further improve overall operational efficiency, reduce operating costs, etc., realize their future market expansion strategies and gain market share, so as to create greater business value for both Parties. ÷

1.3 Term of Cooperation

The term of cooperation shall be for six months, commencing from October 26, 2021 to March 25, 2022.

1.4 Contents of Cooperation

1.4.1 Party A shall provide Party B with hardware equipment sales and equipment supply, blockchain software, hardware and consulting services in business, etc. for a period of 6 months.

1.4.2 During the above strategic cooperation period, the hardware equipment sales and equipment supply, blockchain software, hardware and consulting services in business provided by Party A can be settled in cash or other forms agreed by both Parties. Party B undertakes to create orders, the number of orders and confirm the same according to the business development status.

2. Rights and Obligations of the Parties

The strategic cooperation requires the joint efforts of both Parties to achieve the expected results, in such a case, the Parties agree as follows in terms of the rights and obligations of both Parties:

2.1 Rights of the Parties

a) Both Party A and Party B have the right to request the other Party to provide services as agreed; and

b) Both Party A and Party B shall have the economic rights and interests as agreed in this Agreement.

2.2 Obligations of the Parties

a) Both Party A and Party B shall bear the obligation to perform as scheduled under this Agreement;

b) Both Party A and Party B shall bear the obligation to provide team support to each other;

c) Both Party A and Party B shall bear the obligation to promote and complete the project tasks undertaken by both Parties according to the plan;

d) Both Party A and Party B shall fully utilize their industry influence and strategic partnership to facilitate business development for each other; and

e) Both Party A and Party B shall bear the obligation to strictly manage the quality of services and may not damage the image and interests of both parties.

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3. Appendix to the Agreement

In case of any incomplete part in connection with the cooperation business under this Agreement and the relevant commercial terms, the Parties will negotiate to execute a separate supplementary in writing, which will be attached to this Agreement and constitutes an integral part of this Agreement. If not specifically stated, the terms of this Agreement shall also apply to the Appendix hereto. If the terms in the appendixes are in conflict with this Agreement, the statement in the appendixes shall prevail. Matters concerning a specific content of cooperation between the Parties will be agreed upon through friendly consultation between the Parties and signed in the Appendix.

4. Force Majeure

If either Party’s performance of its obligations under the Agreement is affected by war and serious fire, typhoon, earthquake, flood plague (including atypical pneumonia), traffic control, traffic accident, governmental act, or other unforeseen, unavoidable and insurmountable events, the Party affected by the accident shall promptly notify the other Party of the occurrence of the force majeure event and provide, within a reasonable period of time, a certificate issued by the relevant agency therefor.

If the performance of this Agreement is prevented in full or in part, or is delayed due to the occurrence of a force majeure event, neither Party shall bear any liability for breach of contract, and any loss resulting therefrom shall be borne by the Party suffering from such loss.

5. Representation and Warranty

5.1 Representation and Warranty by Party B to Party A

Party B is a legally established and duly existing company; Party B has the qualification to operate the scope of cooperation in accordance with the relevant laws and regulations and state regulations for operation.

5.2 Representation and Warranty by Party A to Party B

Party A is a legally established and duly existing company; Party A has the qualification to operate the scope of cooperation in accordance with the relevant laws and regulations and state regulations for operation.

6. Confidentiality

Neither Party shall disclose the contents of this Agreement and all products, technology, design and other relevant matters to a third party in any way without the written consent of the other Party. This confidentiality clause shall survival upon the termination of the cooperation between the Parties. This confidentiality clause shall remain binding on both Parties for a period of two years after the termination of the cooperation between the Parties.

7. Breach of Liability

Both Parties solemnly undertake to strictly perform the Agreement, and any breach of any obligation under this Agreement by either Party shall constitute a breach of contract. The Defaulting Party shall bear the responsibility of continuing performance, taking remedial measures, paying liquidated damages, compensating for losses and other breach of contract. The scope of compensation for damages shall also include attorney’s fees, litigation fees, investigation fees, notary fees, travel expenses and other expenses for the defense of rights.

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8. Miscellaneous

This Cooperation agreement shall come into effect as from the date of signature and seal by both Parties, and this Agreement shall be made in duplicate, one for each Party, which shall have the same legal effect.

9. Solution of Dispute

All disputes arising out of or in connection with the execution of this Agreement shall be resolved through friendly consultation between the Parties. If the consultation fails, both Parties may file a lawsuit before the court of the place where Party A is located and resolve it through litigation procedures.

10. Governing Law

The Agreement shall be governed by the laws of Hong Kong.

(The below of the page is the signature page and is left blank intentionally)

Party A:

Representative:

Signature (seal):

Date: October 16, 2021

Party B:

Representative:

Signature (seal):

Date: October 16, 2021

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